Q3 2023
Shareholder
Letter

Letter to Shareholders: Q3 2023
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Key quarterly metrics:
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Letter to Shareholders: Q3 2023
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Dear Root Shareholders:
We delivered a strong quarter, more than doubling our new writings quarter over quarter while maintaining our superior loss ratio. These results are a testament to the power of our technology and customer value proposition:

•Grew total new writings 141% over Q2 2023 and 376% over Q3 2022; and policies in force grew 27% over Q2 2023 and 2% over Q3 2022.
•Recognized a 68% gross accident period loss ratio, an 11-point improvement year-over-year, driven by our pricing and underwriting advancements.
•Gross earned premium cession rate was 37% compared to 56% in Q3 2022.
•Improved our net loss 31% to $46 million, operating loss 40% to $34 million, and adjusted EBITDA 58% to a loss of $19 million compared with Q3 2022.
•Gross expense ratio increased 2 points compared to Q3 2022, driven by higher marketing and acquisition spend as we recognize the majority of customer acquisition spend up front and do not amortize it over the life of the customer.

We believe our quick response to inflation, advancements in segmentation and underwriting, and favorable market conditions have culminated in our ability to profitably deploy marketing dollars and drive disciplined growth. Our operating results continue to improve and we believe the actions that we have taken, and continue to take, put the company on a path to profitability without the need for additional capital.
Q3 2023 highlights:
All figures are compared to Q3 2022 unless otherwise stated.
•Gross premiums written increased 49% to $224 million
•Gross premiums earned increased 3% to $160 million
•Renewal premium % of gross premiums earned decreased to 56% as a result of new business growth
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Letter to Shareholders: Q3 2023
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•Accident period severity increased 10% and frequency remained flat (tenure mix adjusted bodily injury, collision, and property damage)
•Gross loss adjustment expenses, or LAE, ratio improved 1 point to 10%
•Gross profit increased by $20 million to $11 million
•Direct contribution increased $26 million to $37 million
•Gross combined ratio improved 12 points to 119%
Growth
For the third consecutive quarter, our direct channel saw material growth in new writings. Our data science and technology has allowed us to quickly detect inflationary trends and respond with pricing changes. This has positioned us to take advantage of reduced competition in marketing channels. We continued to exceed profitability targets on new business.

Our marketing machine optimizes for profit in a highly responsive manner. As market conditions change, our machine is designed to react and automatically adjust our growth appetite to continue to meet or exceed profitability targets. On a quarterly basis, as Root grows, the marketing spend may elevate near-term losses as we do not defer the majority of customer acquisition cost over the life of our customers. We believe these additional policies in force will drive our bottom line to profitability as the associated revenue and profit earns through our financial statements in future periods.

Root’s embedded channel is a core part of our distribution strategy, and we continue to believe it is a meaningful part of our foundation for long-term growth. In the third quarter, we launched additional partnerships and believe that we have a strong funnel for future launches. While these partnerships take time to onboard and launch, over the long term, we believe our flexible technology stack offers a seamless bind experience, creating a differentiated customer experience in this channel.

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Letter to Shareholders: Q3 2023
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Due to significant growth in direct new writings, embedded new writings as a percentage of total new writings decreased in the third quarter.
Pricing and Underwriting
Even with more than 100% growth in new writings quarter over quarter, we continued to achieve our loss ratio targets. In Q3 2023, Root’s gross accident loss ratio was 68.0%, an 11-point improvement from Q3 2022. We believe Root’s loss ratio performance is the result of our competitive advantage in pricing and underwriting, powered by our data science and technology.

In the third quarter, we continued to scale our latest pricing model, and launched a new telematics model. We believe both models offer substantial advancements, with our new pricing model improving predictive power by an estimated 17% and the new telematics model improving predictive power by an estimated 12%. With the new telematics model, improved pricing has allowed us to increase discounts for our best drivers. We are on target to file these models in states representing 75% of new business by the end of 2023.

Our technology platform allows us to quickly detect changes in the inflationary environment and rapidly respond with pricing changes, creating better control of loss ratios. We believe this capability allows Root to monitor reserves with greater accuracy and respond quickly to inadequate pricing. We are diligently and consistently monitoring the profitability of our growth and are encouraged by the continued loss ratio results.

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Letter to Shareholders: Q3 2023
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Gross accident period loss ratio

Financial
Management’s top goal is reaching profitability with our existing capital. To do this, we are executing on a plan to achieve our target unit economics via pricing and underwriting, reduce expenses to control cash burn in the business, and reach scale to cover our costs—in that order. The third quarter financial results show our material progress on this plan by significantly scaling our business at better-than-targeted unit economics, while maintaining our loss ratio targets and fixed expense levels. In Q3 2023, net loss improved 31% to a loss of $46 million and adjusted EBITDA improved 58% to a loss of $19 million compared to Q3 2022.

Unencumbered capital was $502 million as of the end of Q3 2023, compared with $520 million as of the end of Q2 2023. Our unencumbered cash consumption rate continues to improve on a year-over-year basis following a reset of our fixed expense base and was partially offset in the current quarter by an increase in customer acquisition expense as we continue to scale the business for profitable growth.

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Letter to Shareholders: Q3 2023
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*Reconciliation from Net Loss to Adjusted EBITDA disclosed below.

We are vigilantly managing our capital position. As our operating performance has continued to improve, we have the opportunity to reduce our reinsurance costs. To this end, we’re pleased to report significant progress in our reinsurance strategy.

Reinsurance remains a key component of Root’s risk management and capital strategies. There are two main categories of reinsurance that Root has purchased since its inception: excess of loss and quota share. Excess of loss, also referred to as XOL, provides Root with volatility protection against a portion of large individual losses or natural catastrophes. The cession rate for these covers has historically been approximately 2% of gross premium and we expect to continue purchasing these covers for the foreseeable future.

Quota share, also referred to as QS, provides regulatory surplus relief for growing companies. As a continuation of our strategy, we have been reducing our QS cessions to third-party reinsurers over time and expect this trend to continue. In addition to reducing the cession percentage on new treaties, we have successfully executed multiple commutations of existing QS treaties during the quarter. These commutations reduce the overall cession percentage and result in further retention of underwriting results on a net basis.

This evolution in reinsurance strategy is enabled by the improvement in loss ratio performance. Thus far in 2023, Root has approached its long-term loss ratio target with month-to-month volatility at an all-time low. In 2024, we expect this favorable performance to continue while reducing the external QS to below 25%, from a previous peak of more than 70%. The result is a reduction in cost that, in the near term, is expected to narrow the gap between gross and net loss and LAE ratios to single digits.
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Letter to Shareholders: Q3 2023
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We believe this reduction in reinsurance cost will improve our net income and is a pivotal component in driving the company to profitability by allowing us to scale over our cost base and improve our unit economics.

Looking ahead
Entering the last quarter of 2023, we expect to continue to grow policies in force through the end of the year. We continue to closely monitor the marketing environment and expect elevated acquisition spend provided we experience continued favorable market conditions. We anticipate gross loss ratios will remain stable and will therefore result in continued reductions in reinsurance costs. We expect to continue to take rate actions as needed to keep up with severity and frequency loss trends. Consistent with prior 2023 guidance, unencumbered cash consumption is expected to be materially lower than 2022.

We remain grateful to our employees, who drive our mission every day, to our customers for their trust, and to our shareholders for their support.

Alex Timm
Co-Founder & CEO
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Letter to Shareholders: Q3 2023
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Non-GAAP financial measures
This letter and statements made during our earnings webcast may include information relating to Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures" and are defined below. These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.

In addition, Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels, (4) review and assess the operating performance of our management team, (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP financial measures,” “Reconciliation of Total Revenue to Direct Contribution” and “Reconciliation of Net Loss to Adjusted EBITDA” below and in Root’s Quarterly Report on Form 10-Q at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

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Letter to Shareholders: Q3 2023
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Defined Terms
We utilize the following definitions for terms used in this letter.

Direct Contribution
We define direct contribution, a non-GAAP financial measure, as gross profit/(loss) excluding net investment income, net realized (losses)/gains on investments, report costs, overhead allocated based on headcount, or Overhead, and salaries, health benefits, bonuses, employee retirement plan-related expenses and employee share-based compensation expense, or Personnel Costs, licenses, net commissions, professional fees and other expenses, ceded premiums earned, ceded loss and LAE, and net ceding commission and other. Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded, which are included in other insurance expense (benefit). After these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business. We view direct contribution as an important metric because we believe it measures progress towards the profitability of our total policy portfolio prior to the impact of reinsurance.

Adjusted EBITDA
We define adjusted EBITDA, a non-GAAP financial measure, as net loss excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, warrant compensation expense, restructuring charges, write-off of prepaid marketing expenses, legal fees and other items that do not reflect our ongoing operating performance. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.

Unencumbered Capital
We define unencumbered capital as unrestricted cash and cash equivalents held outside of our regulated insurance entities.

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Letter to Shareholders: Q3 2023
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About Root, Inc.
Founded in 2015 and based in Columbus, Ohio, Root, Inc. (NASDAQ: ROOT) is the parent company of Root Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience. The Root app has roughly 12 million app downloads and has collected over 21 billion miles of driving data to inform their insurance offerings.

For further information on Root, please visit root.com.

Root Insurance Company is headquartered in Columbus, Ohio, with renters insurance available in Arkansas, Georgia, Kentucky, Missouri, Nevada, New Mexico, Ohio, Tennessee, and Utah. Root is active in 34 markets for auto insurance: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, and Wisconsin. Business is underwritten by Root Insurance Company and/or Root Property & Casualty Insurance Company depending on the market. In Texas, we also write business as a Managing General Agent, underwritten by Redpoint County Mutual Insurance Company. Carvana Insurance built with Root is available only in the states where Root writes insurance, excluding California.
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Letter to Shareholders: Q3 2023
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Forward-looking statements
This letter contains—and statements made during the associated webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve risks and uncertainties.
These include, but are not limited to, statements regarding:

•Our expected financial results for 2023
•Our ability to retain existing customers, acquire new customers, and expand our customer reach
•Our expectations regarding our future financial performance, including total revenue, gross profit/(loss), net income/(loss), direct contribution, adjusted EBITDA, net loss and LAE ratio, net expense ratio, net combined ratio, gross loss ratio, gross LAE ratio, marketing costs and costs of customer acquisition, gross expense ratio, gross combined ratio, quota share levels, changes in unencumbered cash balances and expansion of our new and renewal premium base
•Our ability to realize profits, acquire customers, retain customers, contract with additional partners to utilize the product, or achieve other benefits from our embedded insurance offering
•Our ability to expand our distribution channels through additional partnership relationships, digital media, and referrals
•Our ability to drive a significant long-term competitive advantage through our partnership with Carvana and other partnerships
•Our ability to develop embedded products for our new embedded insurance partners
•The impact of supply chain disruptions, increasing inflation, a recession and/or disruptions to properly functioning financial and capital markets and interest rates on our business and financial condition
•Our ability to reduce operating losses and extend our capital runway
•Our goal to be licensed in all states in the United States and the timing of obtaining additional licenses and launching in new states
•The accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage additional data
•Our ability to materially improve retention rates and our ability to realize benefits from retaining customers
•Our ability to underwrite risks accurately and charge profitable rates
•Our ability to maintain our business model and improve our capital and marketing efficiency
•Our ability to drive improved conversion and decrease the cost of customer acquisition
•Our ability to maintain and enhance our brand and reputation
•Our ability to effectively manage the growth of our business
•Our ability to raise additional capital efficiently or at all
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Letter to Shareholders: Q3 2023
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•Our ability to improve our product offerings, introduce new products and expand into additional insurance lines
•Our ability to cross sell our products and attain greater value from each customer
•Our lack of operating history and ability to attain profitability
•Our ability to compete effectively with existing competitors and new market entrants in our industry
•Future performance of the markets in which we operate
•Our ability to operate a “capital-efficient” business and obtain and maintain desirable levels of reinsurance
•The effect of further reductions in the utilization of reinsurance, which would result in retention of more premium and losses and could cause our capital requirements to increase
•Our ability to realize economies of scale
•Our ability to attract, motivate and retain key personnel, or hire personnel, and to offer competitive compensation and benefits
•Our ability to deliver a vertically integrated customer experience
•Our ability to develop products that utilize our telematics to drive better customer satisfaction and retention
•Our ability to protect our intellectual property and any costs associated therewith
•Our ability to develop an autonomous claims experience
•Our ability to take rate action early and react to changing environments
•Our ability to meet risk-based capital requirements
•Our ability to realize the benefits anticipated from our Texas county mutual fronting arrangement
•Our ability to expand domestically
•Our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business
•The impact of litigation or other losses
•The effect of increasing interest rates on our available cash and our ability to maintain compliance with our credit agreement
•Our ability to maintain proper and effective internal control over financial reporting and remediate existing deficiencies
•Our ability to continue to meet the Nasdaq Stock Market listing standards
•The growth rates of the markets in which we compete

Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.

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Letter to Shareholders: Q3 2023
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Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2022 Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other filings with the SEC at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. We assume no obligation to update such statements.
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Letter to Shareholders: Q3 2023
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Financial statements

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
	As of
	September 30,	December 31,
	2023	2022
	(in millions, except par value)
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $171.1 and $134.2 at September 30, 2023 and December 31, 2022, respectively)	$164.5	$128.4
Short-term investments (amortized cost: $2.6 and $0.4 at September 30, 2023 and December 31, 2022, respectively)	2.6	0.4
Other investments	4.4	4.4
Total investments	171.5	133.2
Cash and cash equivalents	635.3	762.1
Restricted cash	1.0	1.0
Premiums receivable, net of allowance of $2.7 and $2.8 at September 30, 2023 and December 31, 2022, respectively	187.9	111.9
Reinsurance recoverable and receivable, net of allowance of $2.9 and $0.2 at September 30, 2023 and December 31, 2022, respectively	137.7	148.8
Prepaid reinsurance premiums	36.1	74.2
Other assets	70.7	81.7
Total assets	$1,240.2	$1,312.9
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$256.5	$287.4
Unearned premiums	218.9	136.5
Long-term debt and warrants	298.3	295.4
Reinsurance premiums payable	71.8	119.8
Accounts payable and accrued expenses	47.8	39.7
Other liabilities	57.8	45.0
Total liabilities	951.1	923.8
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 100.0 shares authorized, 14.1 shares issued and outstanding at September 30, 2023 and December 31, 2022 (liquidation preference of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 1,000.0 shares authorized, 9.5 and 9.2 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Class B common stock, $0.0001 par value, 269.0 shares authorized, 5.0 shares issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	1,874.9	1,850.7
Accumulated other comprehensive loss	(6.6)	(5.8)
Accumulated loss	(1,691.2)	(1,567.8)
Total stockholders’ equity	177.1	277.1
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,240.2	$1,312.9
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Letter to Shareholders: Q3 2023
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ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions, except per share data)
Revenues:
Net premiums earned	$100.0	$68.6	$223.9	$221.6
Net investment income	9.0	0.9	22.5	2.2
Net realized gains on investments	—	—	—	1.1
Fee income	6.2	3.8	13.2	13.1
Other income	0.1	0.4	0.6	1.5
Total revenues	115.3	73.7	260.2	239.5
Operating expenses:
Loss and loss adjustment expenses	85.8	80.9	208.6	273.3
Sales and marketing	13.1	8.1	22.8	44.8
Other insurance expense (benefit)	18.3	1.1	22.2	(5.7)
Technology and development	11.1	14.3	32.4	46.1
General and administrative	21.0	26.4	63.2	96.4
Total operating expenses	149.3	130.8	349.2	454.9
Operating loss	(34.0)	(57.1)	(89.0)	(215.4)
Interest expense	(11.8)	(9.3)	(34.4)	(24.0)
Loss before income tax expense	(45.8)	(66.4)	(123.4)	(239.4)
Income tax expense	—	—	—	—
Net loss	(45.8)	(66.4)	(123.4)	(239.4)
Other comprehensive loss:
Changes in net unrealized losses on investments	(0.7)	(2.3)	(0.8)	(7.3)
Comprehensive loss	$(46.5)	$(68.7)	$(124.2)	$(246.7)
Loss per common share: basic and diluted (both Class A and B)	$(3.16)	$(4.71)	$(8.57)	$(17.10)
Weighted-average common shares outstanding: basic and diluted (both Class A and B)	14.5	14.1	14.4	14.0

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Letter to Shareholders: Q3 2023
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ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Nine Months Ended September 30,
	2023	2022
	(in millions)
Cash flows from operating activities:
Net loss	$(123.4)	$(239.4)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	12.4	21.8
Warrant compensation expense	13.3	10.3
Depreciation and amortization	8.2	9.5
Bad debt expense	10.6	13.7
Net realized gains on investments	—	(1.1)
Gain on lease modification	(0.3)	(0.2)
Changes in operating assets and liabilities:
Premiums receivable	(83.9)	4.5
Reinsurance recoverable and receivable	8.5	19.0
Prepaid reinsurance premiums	38.1	14.6
Other assets	10.6	(2.0)
Losses and loss adjustment expenses reserves	(30.9)	(26.0)
Unearned premiums	82.4	(22.8)
Reinsurance premiums payable	(48.0)	8.8
Accounts payable and accrued expenses	9.6	17.5
Other liabilities	13.1	7.9
Net cash used in operating activities	(79.7)	(163.9)
Cash flows from investing activities:
Purchases of investments	(61.7)	(30.8)
Proceeds from maturities, call and pay downs of investments	22.3	26.7
Sales of investments	0.5	7.1
Capitalization of internally developed software	(7.1)	(7.4)
Purchases of fixed assets	(0.2)	—
Purchases of indefinite-lived intangible assets and transaction costs	—	(1.3)
Net cash used in investing activities	(46.2)	(5.7)
Cash flows from financing activities:
Proceeds from exercise of stock options and restricted stock units, net of tax (withholding)/proceeds	(0.9)	0.3
Proceeds from issuance of debt and related warrants, net of issuance costs	—	286.0
Payment of preferred stock and related warrants issuance costs	—	(3.0)
Net cash (used in) provided by financing activities	(0.9)	283.3
Net (decrease) increase in cash, cash equivalents and restricted cash	(126.8)	113.7
Cash, cash equivalents and restricted cash at beginning of period	763.1	707.0
Cash, cash equivalents and restricted cash at end of period	$636.3	$820.7

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Letter to Shareholders: Q3 2023
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Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED

	Three Months Ended September 30,
	2023	2022	2021
	(dollars in millions, except Premiums per Policy)
Policies in force	259,522	255,279	380,836
Premiums per policy	$1,398	$1,150	$986
Premiums in force	$725.6	$587.1	$751.0
Gross premiums written	$224.2	$150.7	$204.6
Gross premiums earned	$159.8	$155.3	$189.4
Gross profit/(loss)	$11.2	$(8.3)	$(16.1)
Net loss	$(45.8)	$(66.4)	$(133.0)
Direct contribution	$37.0	$11.5	$(10.5)
Adjusted EBITDA	$(19.4)	$(46.4)	$(117.3)
Net loss and LAE ratio	85.8%	117.9%	134.4%
Net expense ratio	57.3%	67.2%	118.4%
Net combined ratio	143.1%	185.1%	252.8%
Gross loss ratio	65.6%	77.9%	92.7%
Gross LAE ratio	9.6%	10.5%	10.6%
Gross expense ratio	43.5%	42.0%	69.5%
Gross combined ratio	118.7%	130.4%	172.8%
Gross accident period loss ratio	68.0%	79.3%	92.8%

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Letter to Shareholders: Q3 2023
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ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED

	Nine Months Ended September 30,
	2023	2022	2021
	(dollars in millions, except Premiums per Policy)
Policies in force	259,522	255,279	380,836
Premiums per policy	$1,398	$1,150	$986
Premiums in force	$725.6	$587.1	$751.0
Gross premiums written	$503.9	$478.0	$584.2
Gross premiums earned	$421.4	$500.8	$530.3
Gross profit/(loss)	$29.4	$(28.1)	$(28.7)
Net loss	$(123.4)	$(239.4)	$(411.2)
Direct contribution	$84.9	$17.7	$12.3
Adjusted EBITDA	$(42.6)	$(161.4)	$(372.7)
Net loss and LAE ratio	93.2%	123.3%	126.2%
Net expense ratio	56.9%	76.0%	153.2%
Net combined ratio	150.1%	199.3%	279.4%
Gross loss ratio	67.4%	83.2%	85.2%
Gross LAE ratio	10.2%	9.8%	10.3%
Gross expense ratio	42.3%	46.5%	80.4%
Gross combined ratio	119.9%	139.5%	175.9%
Gross accident period loss ratio	67.9%	81.3%	86.7%

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Letter to Shareholders: Q3 2023
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ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended September 30,
	2023	2022	2021
	(dollars in millions)
Total revenue	$115.3	$73.7	$93.8
Loss and loss adjustment expenses	(85.8)	(80.9)	(114.4)
Other insurance (expense) benefit	(18.3)	(1.1)	4.5
Gross profit/(loss)	11.2	(8.3)	(16.1)
Net investment income	(9.0)	(0.9)	(1.0)
Adjustments from other insurance expense (benefit)(1)	21.7	9.7	14.4
Ceded premiums earned	59.8	86.7	104.3
Ceded loss and loss adjustment expenses	(34.4)	(56.5)	(81.2)
Net ceding commission and other(2)	(12.3)	(19.2)	(30.9)
Direct contribution	$37.0	$11.5	$(10.5)

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Nine Months Ended September 30,
	2023	2022	2021
	(dollars in millions)
Total revenue	$260.2	$239.5	$252.2
Loss and loss adjustment expenses	(208.6)	(273.3)	(284.5)
Other insurance (expense) benefit	(22.2)	5.7	3.6
Gross profit/(loss)	29.4	(28.1)	(28.7)
Net investment income	(22.5)	(2.2)	(2.6)
Net realized gains on investments	—	(1.1)	(2.4)
Adjustments from other insurance expense (benefit)(1)	49.6	26.8	44.2
Ceded premiums earned	197.5	279.2	304.9
Ceded loss and loss adjustment expenses	(118.3)	(192.4)	(222.0)
Net ceding commission and other(2)	(50.8)	(64.5)	(81.1)
Direct contribution	$84.9	$17.7	$12.3
______________
(1) Adjustments from other insurance expense (benefit) includes report costs, Personnel Costs, Overhead, licenses, professional fees and other.
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission and other impacts of reinsurance ceded.
                                             20

Letter to Shareholders: Q3 2023
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2023	2023	2023	2022	2022	2021
	(dollars in millions)
Net loss	$(45.8)	$(36.7)	$(40.9)	$(58.3)	$(66.4)	$(133.0)
Adjustments:
Interest expense	11.1	10.7	10.4	9.9	8.5	4.4
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	2.7	2.7	2.6	4.6	2.2	3.8
Share-based compensation	4.7	5.2	2.1	5.5	7.8	7.5
Warrant compensation expense	5.0	3.9	4.4	4.2	1.5	—
Restructuring charges(1)	1.9	1.9	5.6	10.2	—	—
Write-offs and other(2)	1.0	0.4	4.5	(0.6)	—	—
Adjusted EBITDA	$(19.4)	$(11.9)	$(11.3)	$(24.5)	$(46.4)	$(117.3)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes $0.4 million and $3.2 million of share-based compensation for Q1 2023, and Q4 2022, respectively. This also includes $0.1 million, $0.1 million, $0.3 million and $0.1 million of depreciation and amortization for Q2 2023, Q1 2023, Q4 2022 and Q3 2022, respectively.
(2) Write-offs and other primarily reflects legal costs, write-off of prepaid marketing expense and other items that do not reflect our ongoing operating performance. This includes $0.1 million in Q4 2022 related to the write-off of prepaid marketing expense. Legal and other fees related to the purported misappropriation of funds by a former senior marketing employee in 2022 of $1.0 million, $0.4 million, $2.0 million and $1.2 million in Q3 2023, Q2 2023, Q1 2023 and Q4 2022, respectively, net of anticipated recovery in Q4 2022 of $1.9 million.

                                             21

Letter to Shareholders: Q3 2023
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA - UNAUDITED
	Nine Months Ended
	September 30,	September 30,	September 30,
	2023	2022	2021
	(dollars in millions)
Net loss	$(123.4)	$(239.4)	$(411.2)
Adjustments:
Interest expense	32.2	22.0	12.8
Income tax expense	—	—	—
Depreciation and amortization	8.0	7.5	11.0
Share-based compensation	12.0	19.7	14.7
Warrant compensation expense	13.3	10.3	—
Restructuring charges(1)	9.4	8.4	—
Write-offs and other(2)	5.9	10.1	—
Adjusted EBITDA	$(42.6)	$(161.4)	$(372.7)
____________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes $0.4 million, $2.1 million and zero of share-based compensation for the nine months ended September 30, 2023, 2022, and 2021, respectively. This also includes $0.2 million, $1.4 million, and zero of depreciation and amortization for the nine months ended September 30, 2023, 2022, and 2021, respectively.

(2) Write-offs and other primarily reflects legal costs, write-off of prepaid marketing expense and other items that do not reflect our ongoing operating performance.This includes $10.1 million for the nine months ended September 30, 2022 related to the write-off of prepaid marketing expense. Legal and other fees related to the purported misappropriation of funds by a former senior marketing employee in 2022 of $3.4 million for the nine months ended September 30, 2023.

ROOT, INC. AND SUBSIDIARIES
PREMIUMS WRITTEN AND EARNED - UNAUDITED
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(dollars in millions)
Gross premiums written	$224.2	$150.7	$503.9	$478.0
Ceded premiums written	(22.3)	(81.0)	(159.4)	(264.5)
Net premiums written	201.9	69.7	344.5	213.5

Gross premiums earned	159.8	155.3	421.4	500.8
Ceded premiums earned	(59.8)	(86.7)	(197.5)	(279.2)
Net premiums earned	$100.0	$68.6	$223.9	$221.6

                                             22